Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ESTABLISHES $50 MILLION REVOLVING CREDIT FACILITY

Philadelphia, PA — December 19, 2013 — Lannett Company, Inc. (NYSE: LCI) today announced that it has established a new, five-year $50 million revolving credit facility with a syndicate of two lenders, Citibank, N.A., as administrative agent, and PNC Bank, National Association.  Lannett expects to use the credit facility for general corporate purposes, including acquisitions.  The facility is secured by substantially all of the company’s assets.

“This credit facility supports our plans for continued growth and provides additional capital for potential acquisitions,” said Arthur Bedrosian, president and chief executive officer of Lannett.

“We couldn’t be happier than to be partnering with a company the caliber of Lannett and look forward to growing a long-term corporate banking relationship,” said Tim Merriman, who leads Citibank’s Philadelphia Corporate Banking.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, statements regarding the use of the credit facility for acquisitions, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time. These forward-looking statements represent the Company’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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